Exhibit 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN REPORTS FISCAL 2009 THIRD-QUARTER RESULTS;
CONTINUED IMPROVEMENT OF AN EXCELLENT LIQUIDITY POSITION
•	Earnings of $7.4 million for quarter, $9.0 million excluding unusual items

•	Cash on hand exceeds $200 million, more than $300 million of credit lines available

•	Cash flow from operations of $150.6 million for the nine months ended May 31, 2009, up $84.1 million from $66.5 million a year ago

•	Dividend sustained at $0.15 per share
AKRON, Ohio — July 7, 2009 — A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today gross margins improved for the third quarter of fiscal 2009 compared with the same period last year. These results were primarily driven by the realization of cost-reduction efforts and favorable product line mix.
For the fiscal 2009 third quarter ended May 31, 2009, sales and profitability results remained well below 2008 pre-recessionary levels for the comparable period; however, sales improved by 9.2% compared with the Company’s second quarter ended February 28, 2009. The Company’s strong liquidity position has continued to improve with cash at $202.5 million compared with $141.3 million at the end of the second quarter of fiscal 2009.
“Our sequential favorable results indicate we are experiencing a modest improvement in some of our end markets, primarily in our Masterbatch business, compared with the time period from November 2008 to January 2009,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer. “Margins improved through upgrading our product mix and benefited from the cost-reduction initiatives implemented over the past two quarters. Earnings from operations were stronger than expected although still not back to pre-recessionary levels. Our cash position is excellent and our days of working capital are now 70 days compared with 72 days at the end of August of last year.”
Net sales for the fiscal third quarter were $297.7 million, a 41.8% decline compared with $511.8 million last year. Tonnage declined 26.9%, which reflected the continuation of the weak end markets and the continued right-sizing in the Company’s North America Engineered Plastics business. Additionally, the translation effect of foreign currency, primarily the euro, reduced sales by an incremental 9.3%.
Gross margin increased to 15.4% of net sales, compared with 11.7% a year ago. The increase was due to product mix, the realization of benefits from cost-reduction programs and the continued efforts to reduce higher-priced inventory that adversely impacted results in the previous quarters of fiscal 2009.
3550 WEST MARKET STREET • AKRON, OH 44333 U.S.A. • TELEPHONE 330/666-3751

Selling, general and administrative (SG&A) expense for the fiscal 2009 third quarter was $32.9 million, or 11.0% of sales, a decrease of $7.6 million, or almost 19%, compared with last year’s third quarter. Foreign exchange reduced SG&A by $4.1 million, and the remainder of the decrease relates to a decline in equity compensation expense and other cost-reduction initiatives taken in North America and Europe over the past year, including headcount reductions, a reduction in the retiree health care coverage and changes in the employee health care programs. These reductions were partially offset by costs related to the consolidation of back-office operations for the Company’s shared service center in Europe.
Reported net income for the third quarter was $7.4 million or $0.29 per diluted share, compared with net income of $7.1 million or $0.26 per diluted share for the comparable period last year. The translation effect of foreign currencies decreased net income by $2.7 million or almost $0.11 per diluted share in the fiscal 2009 third quarter.
The fiscal 2009 third quarter included unusual charges of approximately $1.6 million, after tax, related to the Company’s ongoing restructuring activities and asset impairments. Last year’s third quarter included after-tax unusual charges of $4.2 million related to restructuring activities, asset impairments and curtailment gains. Excluding these unusual charges, net income for the 2009 third quarter would have been $9.0 million, or $0.36 per diluted share, compared with $11.4 million, or $0.42 per diluted share, for the prior-year period.
Also included in net income for the third quarter of fiscal 2009 are the following significant items that are not included in the unusual items outlined above:
•	A $1.0 million after-tax ($1.2 million pre-tax in SG&A) decline in equity compensation costs, primarily as a result of changes in estimated forfeiture rates and mark-to-market adjustments, compared with the prior-year period;
•	A $0.8 million pre- and after-tax decrease in expense, primarily in SG&A, in the North American business units and Corporate segment reflecting a reduction in contributions the Company is making to its U.S. employee retirement plan;
•	A $1.2 million tax benefit for the reversal of taxes and interest previously accrued for primarily during the second half of fiscal 2006 related to the resolution of uncertain international tax positions;
•	A $0.7 million after-tax benefit ($1.0 million pre-tax included in other income) from the cancellation of a European supplier distribution agreement;
•	$0.9 million of after-tax charges ($1.4 million pre-tax included in SG&A) for costs associated with the European shared service center implementation for consulting and temporary duplicate overhead; and
•	$1.8 million in after-tax foreign currency transaction costs ($2.4 million pre-tax).
Europe — Sales in Europe were $220.3 million for the fiscal 2009 third quarter, down $158.8 million or 41.9% compared with the prior-year quarter’s sales of $379.2 million. Tonnage was down 20.8% and changes in prices and product mix decreased sales by 10.2%. The price decline was related to significant declines in resin prices.

Gross margin improved to 17.5% of sales for the third quarter of fiscal 2009 compared with 13.4% for the same period last year. The improved gross margin was driven by product mix and the realization of cost-reduction initiatives. Operating income for the fiscal 2009 third quarter was $16.5 million compared with $25.4 million in the same quarter last year. Foreign exchange accounted for $2.6 million of the decline and the remainder of the decline was primarily volume-related due to demand weakness.
North America — For the fiscal 2009 third quarter, North America’s performance improved despite a more challenging environment this year and operating losses were $2.0 million, which compared favorably with last year’s third-quarter operating losses of $3.1 million. The 2009 third-quarter operating losses included approximately $0.9 million in lower equity compensation costs, an approximately $0.8 million one-time benefit related to the reduction of U.S. employee retirement plan costs and $0.7 million in accelerated depreciation costs which are included in the cost of sales. The translation effect of foreign currencies, primarily the Mexican peso, decreased operating income $0.9 million in the quarter.
Restructuring and other cost-reduction initiatives introduced during fiscal 2008 and the first half of fiscal 2009 allowed the Company to completely offset the 47.1% decline in volume in the third quarter of fiscal 2009 compared with the same quarter in 2008. The Company believes that its actions have positioned its North American businesses well for a return to profitability when the economy begins to improve.
Asia — Sales were down 3.3% for the fiscal 2009 third quarter; however, gross margins increased to 20.0% of sales compared with 12.5% for the prior-year period. This increase in gross margins reflects a favorable product mix and the results of continuous efforts to reduce higher-cost inventories. For the fiscal 2009 third quarter, Asia reported operating income of $1.5 million compared with $0.6 million for the prior-year quarter, indicating the possible beginning of a recovery in the Company’s Asian business.
Gingo stated, “In Europe, our gross margin improvement is a testament to our team’s ability to maintain focus in a difficult environment. Our North American performance continues to improve, specifically in our North America Engineered Plastics business, which reduced its quarter’s loss by almost half on a 55% decline in tonnage.”
Year-to-date Results
For the nine months ended May 31, 2009, net sales were $958.8 million, a 35.6% decline compared with $1.49 billion last year. Gross margin increased to 12.0% of net sales compared with 11.5% a year ago, with the majority of the increase occurring in the third quarter.
Reported net income for the first nine months of fiscal 2009 was $5.1 million or $0.20 per diluted share, compared with net income of $13.3 million or $0.49 per diluted share for the first nine months of last year.
Reported net income included approximately $5.9 million of unusual charges, net of tax, related to the ongoing restructuring activities, asset impairments, a curtailment gain and other employee termination costs for the first nine months of fiscal 2009. Excluding these unusual items, net income would have been $11.0 million or $0.43 per diluted share.
Reported net income for the first nine months of fiscal 2008 included after-tax charges of $17.0 million related to restructuring activities, asset and goodwill impairments, curtailment gains, CEO transition costs and other unusual costs. Excluding these unusual items, net income for the fiscal 2008 first nine months would have been $30.3 million or $1.11 per diluted share.

Also included in net income for the nine months ended May 31, 2009 are the following significant items that are not included in the unusual items outlined above:
•	A $3.1 million after-tax ($3.7 million pre-tax in SG&A) decline in equity compensation costs, primarily as a result of changes in estimated forfeiture rates and mark-to-market adjustments, compared with the prior-year period;
•	A $0.8 million pre- and after-tax decrease in expense, primarily in SG&A, in the North American business units and Corporate segment reflecting a reduction in contributions the Company is making to its U.S. employee retirement plan;
•	A $1.2 million tax benefit for the reversal of taxes and interest previously accrued for primarily during the second half of fiscal 2006 related to the resolution of uncertain international tax positions;
•	$0.9 million in pre- and after-tax start-up costs in cost of sales associated with the Company’s new Akron plant;
•	A $1.2 million after-tax benefit ($1.8 million pre-tax included in other income) from the cancellation of European supplier distribution agreements;
•	$2.0 million of after-tax charges ($3.0 million pre-tax included in SG&A) for costs associated with European shared service center implementation for consulting and temporary duplicate overhead;
•	$4.4 million in after-tax foreign currency transaction gains ($6.2 million pre-tax); and
•	A $1.4 million after-tax ($1.8 million pre-tax in SG&A) decline in expense related to a reduction in bonus accruals.
Cash Flow From Operations
Cash flow from operations was $150.6 million for the nine months ended May 31, 2009, compared with $66.5 million for the similar period last year. The significant increase in cash flow was driven primarily by the working capital initiative resulting in a decline of accounts receivable and a dramatic reduction in inventory. Cash and cash equivalents continued to increase for the fifth quarter in a row, reaching $202.5 million at May 31, 2009, compared with $141.3 million at February 28, 2009; $115.8 million at November 30, 2008; $97.7 million at August 31, 2008; $83.9 million at May 31, 2008; and $44.7 million at February 29, 2008.
Total days of working capital decreased to 70 days compared with 89 days at May 31, 2008, and 72 days at August 31, 2008. The Company’s net debt, defined as debt minus cash, was in a net positive cash position of $98.5 million at May 31, 2009, an improvement of $53.8 million compared with February 28, 2009, and an improvement of $114.6 million compared with August 31, 2008, reflecting the positive effects of the increased cash flow from operations. At May 31, 2009, the Company had more than $300 million available to borrow on its credit lines.
Foreign Currency Transaction Gains
The Company experienced a pre-tax loss of $2.4 million from foreign currency transactions during the fiscal 2009 third quarter, reducing the year-to-date total pre-tax gain to $6.2 million. These transaction losses in the quarter are the result of the volatility the Company has experienced, primarily in Mexico. Foreign currency transaction gains and losses are non-cash items that result from month-end revaluations of the Company’s various currency balances.

Update on Invision® Sheet Business
As previously announced on June 29, 2009, the Company is shutting down its Invision® sheet manufacturing operations, which is anticipated to generate annual savings of approximately $2.0 million to $3.0 million beginning in fiscal 2010. The Company expects to record non-cash charges of approximately $6.0 million to $8.0 million associated with the production equipment for the Invision® sheet business and less than $0.1 million in cash charges for termination benefits and other employee costs in the fourth quarter of fiscal 2009. Invision recorded operating losses of $0.8 million for the third quarter and $2.9 million for the first nine months of fiscal 2009, compared with $1.6 million and $5.3 million, respectively, for the prior-year periods. The Company will continue to offer Invision® resin, technologies and services to support customers who are interested in its wide range of sheet and thermoforming applications in a variety of markets.
International Capacity Reductions
In keeping with the Company’s strategic goal of right-sizing its international facilities, the Company has initiated further plans to reduce capacity and headcount at certain international operations. As a result of these plans, the Company expects to incur before-tax costs of approximately $1.0 million to $2.3 million, including approximately $0.6 million to $1.3 million for employee termination costs and approximately $0.4 million to $1.0 million of charges related to fixed assets at the affected locations. These plans, initiated in July 2009, are expected to be completed primarily in the fourth quarter of fiscal 2009 and into early fiscal 2010. These plans are expected to result in annual pre-tax savings of approximately $0.6 million to $0.8 million beginning in fiscal 2010.
Business Outlook
“We expect to continue to make progress with our strategic plan, which includes becoming the leading global player in both the masterbatch and rotomolding compounding markets, using our compounding expertise to strengthen our position in engineered plastics, and continuing to aggressively control costs and improve efficiency,” Gingo said. “During the third quarter, we announced two examples of how we are moving forward with our strategy to develop new alliances as well as leverage our existing technology to achieve growth in new markets. In April, we announced our strategic alliance with Add the Flavor, LLC, to focus on commercializing Polyflav™, a masterbatch or additive product for plastic applications requiring custom taste and scent enhancements. In May, we introduced the expansion of our Sunprene® Elastomers product line to serve the specific needs of the industrial, specialty wire and cable, and heavy truck markets.”
Commenting on the Company’s financial outlook, Gingo said, “For the fourth quarter, while our ongoing reorganization activities and realignment of resources should further enhance our performance, we must temper our outlook somewhat because our markets in the fourth quarter are typically slower than in the third quarter. We are convinced that we are moving in the right direction for improved performance in fiscal 2010 and for long-term profitable growth when the economy exhibits a sustainable recovery. We will continue to leverage our technology expertise by investing judiciously in high-value products targeted toward high-growth niche markets.”
Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2009 third-quarter earnings can be accessed at 11:00 a.m. Eastern time on Wednesday July 8, 2009, on the Company’s website, www.aschulman.com. An archived replay of the call will also be available on the website.

Use of Non-GAAP Financial Measures
This earnings release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are net income excluding unusual items and net income per diluted share excluding unusual items. The most directly comparable GAAP financial measures are net income and net income per diluted share. A table included in this news release reconciles each non-GAAP financial measure with the most directly comparable GAAP financial measure.
A. Schulman uses these financial measures to monitor and evaluate the ongoing performance of the Company and to allocate resources, and believes that the additional non-GAAP measures are useful to investors for financial analysis. In addition, the Company believes that providing this information is in the best interest of our investors so that they can accurately consider the non-GAAP financial information. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.
While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.
About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,000 people and has 16 manufacturing facilities in North America, Europe and Asia. Revenues for the fiscal year ended August 31, 2008, were $1.98 billion. Additional information about A. Schulman can be found at www.aschulman.com.

Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;
•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, Euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;
•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;
•	Changes in customer demand and requirements;
•	Escalation in the cost of providing employee health care;
•	The outcome of any legal claims known or unknown;
•	The performance of the global auto market;
•	The global financial market turbulence; and
•	The global or regional economic slowdown or recession.
Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.

A. SCHULMAN, INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands except per share data)

	Three months ended May 31,		Nine months ended May 31,
	2009	2008	2009	2008
	Unaudited		Unaudited
Net sales	$297,699	$511,767	$958,792	$1,488,152
Cost of sales	251,962	451,906	843,568	1,317,314
Selling, general and administrative expenses	32,888	40,496	105,392	126,202
Minority interest	291	245	141	621
Interest expense	1,192	2,311	3,587	5,930
Interest income	(530)	(494)	(1,961)	(1,397)
Foreign currency transaction (gains) losses	2,430	984	(6,218)	1,580
Other (income) expense	(1,218)	253	(2,231)	252
Curtailment gain	—	(2,313)	(2,609)	(2,313)
Goodwill impairment	—	—	—	964
Asset impairment	283	3,601	2,462	8,820
Restructuring expense	981	3,685	6,230	6,307

	288,279	500,674	948,361	1,464,280

Income before taxes	9,420	11,093	10,431	23,872
Provision for U.S. and foreign income taxes	1,971	3,961	5,324	10,491

Net income	$7,449	$7,132	$5,107	$13,381

Less: Preferred stock dividends	(13)	(13)	(40)	(40)

Net income applicable to common stock	$7,436	$7,119	$5,067	$13,341

Weighted average number of shares outstanding:
Basic	25,789	26,398	25,783	27,048
Diluted	25,939	26,665	25,962	27,299

Earnings per share of common stock:
Basic	$0.29	$0.26	$0.20	$0.49
Diluted	$0.29	$0.26	$0.20	$0.49

A. SCHULMAN, INC.
CONSOLIDATED BALANCE SHEETS

	May 31, 2009	August 31, 2008
	Unaudited
	(In thousands except share data)
ASSETS
Current assets:
Cash and cash equivalents	$202,517	$97,728
Accounts receivable, less allowance for doubtful accounts of $9,232 at May 31, 2009 and $8,316 at August 31, 2008	208,709	320,926
Inventories, average cost or market, whichever is lower	127,373	224,964
Prepaid expenses and other current assets	18,341	18,499

Total current assets	556,940	662,117

Other assets:
Cash surrender value of life insurance	3,109	2,665
Deferred charges and other assets	20,795	23,017
Goodwill	11,208	10,679
Intangible assets	164	195

	35,276	36,556

Property, plant and equipment, at cost:
Land and improvements	16,098	17,026
Buildings and leasehold improvements	148,182	156,465
Machinery and equipment	352,278	346,999
Furniture and fixtures	39,132	41,272
Construction in progress	4,668	9,726

	560,358	571,488

Accumulated depreciation and investment grants of $1,017 at May 31, 2009 and $1,123 at August 31, 2008	378,059	379,740

Net property, plant and equipment	182,299	191,748

	$774,515	$890,421

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$2,672	$9,540
Accounts payable	124,723	174,226
U.S. and foreign income taxes payable	9,461	3,212
Accrued payrolls, taxes and related benefits	29,857	37,686
Other accrued liabilities	31,474	34,566

Total current liabilities	198,187	259,230

Long-term debt	101,306	104,298
Other long-term liabilities	83,524	88,235
Deferred income taxes	5,190	5,544
Minority interest	4,694	5,533
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, 5% cumulative, $100 par value, authorized, issued and outstanding — 10,564 shares at May 31, 2009 and August 31, 2008	1,057	1,057
Special stock, 1,000,000 shares authorized, none outstanding	—	—
Common stock, $1 par value, authorized — 75,000,000 shares, issued — 42,270,354 shares at May 31, 2009 and 42,231,341 shares at August 31, 2008	42,270	42,231
Other capital	114,097	112,105
Accumulated other comprehensive income	40,299	79,903
Retained earnings	506,703	513,451
Treasury stock, at cost, 16,207,011 shares at May 31, 2009 and 16,095,491 shares at August 31, 2008	(322,812)	(321,166)

Common stockholders’ equity	380,557	426,524

Total stockholders’ equity	381,614	427,581

	$774,515	$890,421

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended May 31,
	2009	2008
	Unaudited
	(In thousands)
Provided from (used in) operating activities:
Net income	$5,107	$13,381
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation and amortization	17,926	21,047
Deferred tax provision	(307)	(1,255)
Pension and other deferred compensation	777	4,966
Postretirement benefit obligation	146	2,145
Net losses on asset sales	162	334
Minority interest in net income of subsidiaries	141	621
Restructuring charges, including $1,185 and $0 of accelerated depreciation in fiscal 2009 and 2008, respectively	7,415	6,307
Curtailment gain	(2,609)	(2,313)
Goodwill impairment	—	964
Asset impairment	2,462	8,820
Changes in assets and liabilities:
Accounts receivable	85,259	1,991
Inventories	82,381	7,933
Accounts payable	(38,229)	7,002
Restructuring payments	(3,849)	(2,266)
Income taxes	4,768	(8,427)
Accrued payrolls and other accrued liabilities	(9,153)	3,250
Changes in other assets and other long-term liabilities	(1,772)	2,046

Net cash provided from operating activities	150,625	66,546

Provided from (used in) investing activities:
Expenditures for property, plant and equipment	(21,951)	(18,648)
Proceeds from the sale of assets	744	3,341

Net cash used in investing activities	(21,207)	(15,307)

Provided from (used in) financing activities:
Cash dividends paid	(11,855)	(12,114)
Net decrease in notes payable	(7,156)	(787)
Borrowings on revolving credit facilities	19,000	104,032
Repayments on revolving credit facilities	(19,000)	(74,139)
Cash distributions to minority shareholders	(980)	(600)
Common stock issued	(34)	1,830
Purchases of treasury stock	(1,646)	(30,580)

Net cash used in financing activities	(21,671)	(12,358)

Effect of exchange rate changes on cash	(2,958)	1,935

Net increase in cash and cash equivalents	104,789	40,816

Cash and cash equivalents at beginning of period	97,728	43,045

Cash and cash equivalents at end of period	$202,517	$83,861

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION

	Three months ended May 31,		Nine months ended May 31,
	2009	2008	2009	2008
	Unaudited		Unaudited
	(In thousands, except for %)		(In thousands, except for %)
Net sales to unaffiliated customers
Europe	$220,337	$379,163	$699,829	$1,089,547
NAMB	26,922	33,202	78,212	100,078
NAEP	26,137	52,009	95,783	164,665
NADS	11,443	34,050	53,798	97,652
Asia	12,805	13,244	30,987	35,900
Invision	55	99	183	310

Total net sales to unaffiliated customers	$297,699	$511,767	$958,792	$1,488,152

Segment gross profit
Europe	$38,634	$50,808	$99,582	$143,230
NAMB	2,167	2,299	4,687	9,988
NAEP	1,540	3,340	4,869	10,610
NADS	1,634	2,902	4,779	7,126
Asia	2,558	1,657	3,891	3,796
Invision	(796)	(1,145)	(2,584)	(3,912)

Total segment gross profit	$45,737	$59,861	$115,224	$170,838

Segment operating income
Europe	$16,544	$25,355	$35,371	$71,647
NAMB	1,026	623	883	4,929
NAEP	(724)	(1,262)	(4,904)	(4,796)
NADS	1,027	1,750	1,965	3,737
Asia	1,511	587	1,068	754
Invision	(823)	(1,611)	(2,870)	(5,306)
All other North America	(2,534)	(2,582)	(8,243)	(11,034)

Total segment operating income	$16,027	$22,860	$23,270	$59,931

Corporate and other	(3,469)	(3,740)	(13,579)	(15,916)
Interest expense, net	(662)	(1,817)	(1,626)	(4,533)
Foreign currency transaction gains (losses)	(2,430)	(984)	6,218	(1,580)
Other income (expense)	1,218	(253)	2,231	(252)
Curtailment gain	—	2,313	2,609	2,313
Goodwill impairment	—	—	—	(964)
Asset impairment	(283)	(3,601)	(2,462)	(8,820)
Restructuring expense	(981)	(3,685)	(6,230)	(6,307)

Income before taxes	$9,420	$11,093	$10,431	$23,872

Capacity utilization
Europe	81%	88%	73%	92%
NAMB	55%	94%	62%	102%
NAEP	50%	75%	61%	75%
Asia	73%	73%	54%	67%
Worldwide	73%	85%	69%	87%

A. Schulman, Inc.
Reconciliation of Non-GAAP Financial Measures
Net Income and Earnings Per Share Reconciliation

	Three months ended		Three months ended
	May 31, 2009		May 31, 2008
	Income	Diluted EPS	Income	Diluted EPS
	(loss)	Impact	(loss)	Impact
	Unaudited
	(In thousands except per share data)
Net income applicable to common stock	$7,436	$0.29	$7,119	$0.26

Adjustments, net of tax, per diluted share:
Restructuring expense	704	0.03	3,000	0.11
Accelerated depreciation, included in cost of sales	711	0.03	—	—
Asset impairment	188	0.01	3,560	0.14
Curtailment gain	—	—	(2,313)	(0.09)

Net income applicable to common stock before unusual items	$9,039	$0.36	$11,366	$0.42

Weighted-average number of shares outstanding — Diluted		25,939		26,665

	Nine months ended		Nine months ended
	May 31, 2009		May 31, 2008
	Income	Diluted EPS	Income	Diluted EPS
	(loss)	Impact	(loss)	Impact
	Unaudited
	(In thousands except per share data)
Net income applicable to common stock	$5,067	$0.20	$13,341	$0.49

Adjustments, net of tax, per diluted share:
Restructuring expense	5,214	0.20	5,031	0.18
Accelerated depreciation, included in cost of sales	1,185	0.05	—	—
Asset impairment	2,051	0.08	7,930	0.29
Curtailment gain	(2,609)	(0.10)	(2,313)	(0.08)
Goodwill impairment	—	—	964	0.04
Termination of lease for an airplane	—	—	640	0.02
CEO transition costs	—	—	3,582	0.13
Other employee termination costs	97	—	806	0.03
Insurance claim settlement adjustment	—	—	368	0.01

Net income applicable to common stock before unusual items	$11,005	$0.43	$30,349	$1.11

Weighted-average number of shares outstanding — Diluted		25,962		27,299